      As filed with the Securities and Exchange Commission on May 30, 1997
                                                Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                        LONG BEACH FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

           Delaware                                           33-0739843
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

                            -------------------------

                       1100 Town & Country Road, Suite 900
                            Orange, California 92868
                           (714) 541-5378, Ext. 7408
               (Address, including zip code, and telephone number,
        including area code, of Registrant's Principal Executive Offices)

                            -------------------------

                            1997 STOCK INCENTIVE PLAN
                              (Full Title of Plan)

                            -------------------------

                                 M. Jack Mayesh
                             Chief Executive Officer

                        LONG BEACH FINANCIAL CORPORATION
                       1100 Town & Country Road, Suite 900
                            Orange, California 92868
                           (714) 541-5378, Ext. 7408
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                         Proposed            Proposed
                                                          Maximum            Maximum
                                      Amount             Offering           Aggregate           Amount of
    Title of Securities                to be             Price Per           Offering         Registration
     to be Registered               Registered(1)         Share(2)            Price(2)             Fee
------------------------------------------------------------------------------------------------------------
Common Stock,                     3,000,000 shares         $8.00            $24,000,000         $7,272.73
par value $.001 per share
============================================================================================================

(1) There is also being registered hereunder such additional undetermined number of shares of Common Stock that may be issued from time to time as a result of the anti-dilution provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c), and based on the average of the high and low prices of the Common Stock of Long Beach Financial Corporation as reported on May 28, 1997 on The Nasdaq National Market System.

================================================================================

                                  INTRODUCTION
                                  ------------

         This Registration Statement on Form S-8 is filed by Long Beach Financial Corporation (the "Company") relating to 3,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable to eligible directors, officers, employees, consultants and advisors of the Company and its affiliates under the Long Beach Financial Corporation 1997 Stock Incentive Plan (the "Plan").

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
              ----------------------------------------------------

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*        Information required by Part I of Form S-8 to be contained in the
         Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3.  Incorporation of Documents by Reference.

         The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

         (a) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (No. 333-22013), including any amendment or report filed for the purpose of updating such description; and

         (b) The Prospectus of the Company dated April 28, 1997, filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with the Company's Registration Statement on Form S-1 (No. 333-22013).

         All documents filed by the Company pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under
Section 145.

         As permitted by Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation and Bylaws provide that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

         The Company's Certificate of Incorporation and Bylaws require the Company to indemnify any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company and whether civil, criminal, administrative or investigative or otherwise by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the

Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses incurred (including attorneys' fees), judgments, fines and amounts paid in settlement. Any such expenses shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts it if is ultimately determined that he or she is not entitled to be indemnified.

         Notwithstanding the foregoing, the Company will not make such an advance if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel to the Company, that based on the facts known to the Board of Directors or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of the Certificate of Incorporation and/or Bylaws.

         The Company may, to the fullest extent permitted by the GCL, purchase and maintain insurance on behalf of any such person against any liability that may be asserted against such person. The Company may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided in the Certificate of Incorporation and Bylaws.

         The Company may, but only to the extent that the Board of Directors may authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions described above as it applies to the indemnification and advancement of expenses of directors and officers of the Company.

         The Company has entered into Indemnification Agreements (the "Indemnification Agreements") with its executive officers and directors. These Indemnification Agreements require the Company to indemnify, in the manner and to the fullest extent permitted by the GCL, each executive officer and director if he or she is or was a party, or is threatened to be made a party to, any action, suit or proceeding individually or in the right of the Company or any subsidiary of the Company, by reason of (a) the fact that such executive officer or director is or was an executive officer or director of the Company or any subsidiary and/or (b) the fact that such executive officer or director is or was serving at the request of the Company as a director or officer of another corporation or other enterprise. The indemnification extends to all expenses as incurred (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding. The Company must further advance, within 20 days of a written request, all expenses incurred by the executive officer or director in connection with the investigation, defense, settlement or appeal of any such action or proceeding; provided, however, that the executive officer or director must repay such amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company. Notwithstanding the foregoing, the Company will not make such an advance if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors, or (if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel to the Company, that based on the facts known to the Board of Directors or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of the Indemnification Agreement. Under the Indemnification Agreements, the executive officers and directors are permitted to petition the court to seek recovery of amounts due under the Indemnification Agreements and to recover the expenses of seeking such recovery if he or she is successful. Absent the Indemnification Agreements, indemnification that might be made available to executive officers and directors could be changed by amendments to the Company's Certificate of Incorporation or Bylaws. Benefits under the Indemnification Agreements are not available, however, to indemnify an executive officer or director (a) with respect to proceedings or claims initiated by the executive officer or director that are not by way of defense (unless authorized by the Board of Directors); (b) with respect to liability for transactions from which the executive officer or director derived an improper personal benefit; (c) if the executive officer or director is determined to have committed acts of active and deliberate dishonesty; (d) for expenses or liabilities that have been paid to the executive officer or director under an insurance policy maintained by the Company or otherwise by any other means; or (e) for an accounting of profits realized from the purchase and sale of securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

          4.1 Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (No. 333-22013) and incorporated herein by reference)

          4.2 Bylaws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 333-22013) and incorporated herein by reference)

          5 Opinion of James J. Sullivan, Esq. as to the legality of the securities being registered

         23.1     Consent of Independent Auditors

         23.2     Consent of Counsel (contained in Exhibit 5 hereto)

         24       Power of Attorney (contained on signature page hereto)

Item 9.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                            (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for a filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orange, State of California, on May 30, 1997.

                                          LONG BEACH FINANCIAL CORPORATION

                                          By: /S/ M. JACK MAYESH
                                              ----------------------------------
                                              M. Jack Mayesh
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer



                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints M. JACK MAYESH, EDWARD RESENDEZ and JAMES J. SULLIVAN his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

      Signature                                       Title                               Date
      ---------                                       -----                               ----
   /S/ M. JACK MAYESH                 Chairman of the Board of Directors and          May 30, 1997
-------------------------                    Chief Executive Officer
     M. Jack Mayesh                       (Principal Executive Officer)


 /S/ JAMES H. LEONETTI                       Chief Financial Officer                  May 30, 1997
-------------------------                   and Senior Vice President
    James H. Leonetti                     (Principal Financial Officer)


   /S/ BRETT ATKINSON                               Controller                        May 30, 1997
-------------------------                 (Principal Accounting Officer)
     Brett Atkinson


  /S/ EDWARD RESENDEZ                               President                         May 30, 1997
-------------------------                          and Director
     Edward Resendez


 /S/ DAVID S. ENGELMAN                               Director                         May 30, 1997
-------------------------
    David S. Engelman


/S/ C. STEPHEN MANSFIELD                             Director                         May 30, 1997
-------------------------
  C. Stephen Mansfield

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------
    4.1*          Amended and Restated Certificate of Incorporation of the Company

    4.2*          Bylaws of the Company

    5             Opinion of James J. Sullivan, Esq. as to the legality of the securities being registered

   23.1           Consent of Independent Auditors

   23.2           Consent of Counsel (contained in Exhibit 5 hereto)

   24             Power of Attorney (contained on signature page hereto)

---------------

*        Incorporated herein by reference.  See sequentially numbered page 5.